EXHIBIT 99.1

United-Guardian Reports Increase in Sales & Earnings

HAUPPAUGE, N.Y., March 21, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (NASDAQ:UG) announced today that both sales and earnings increased in 2018, with gross sales increasing by 8% and earnings increasing by 13% over 2017. Net income for the year was $4,352,331 ($0.95 per share) on sales of $14,458,055, compared with net income of $3,844,290 ($0.84 per share) on sales of $13,434,460 in 2017.

Ken Globus, President of United-Guardian, stated, “Because the ongoing trade issues with China have not impacted sales of our cosmetic ingredients in China to date, those sales were very strong in 2018, and contributed significantly to the 10% increase in sales of our personal care products in 2018. We were able to accomplish this despite increased competition in both China and Europe from lower-cost Asian competitors. We continue to believe that our reputation for producing high-quality products, along with our extensive experience in formulating and manufacturing innovative ingredients for the cosmetic industry, will enable us to continue our strong sales in Asia despite the increased competition. We are continuing to work closely with our global marketing partners to add innovative new products to our personal care product line, such as our growing portfolio of “natural” cosmetic ingredients. We are also working closely with our internet marketing consultant to increase patient and physician awareness of our most important pharmaceutical product, Renacidin® Irrigation, and over the past few months we have seen a significant increase in the number of visits to our new Renacidin.com website. We remain optimistic that our continuing efforts to expand our personal care product line, along with our new Renacidin marketing campaign, will result in another profitable year in 2019.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Robert S. Rubinger
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2018 AND DECEMBER 31, 2017

STATEMENTS OF INCOME

	Years ended December 31,
	2018	2017
Sales:
Gross sales	$14,458,055	$13,434,460
Sales allowances and returns	(688,654)	(466,255)
Net sales	13,769,401	12,968,205

Costs and expenses:
Cost of sales	5,667,295	5,301,352
Operating expenses	2,122,746	1,785,160
Research and development	399,517	646,079
Total costs and expenses	8,189,558	7,732,591
Income from operations	5,579,843	5,235,614
Other (expense) income:
Investment income	231,986	281,868
Net (loss) gain on marketable securities	(333,138)	33,297
Loss on trade-in of equipment	(12,837)	----
Total other (expense) income	(113,989)	315,165

Income before provision for income taxes	5,465,854	5,550,779

Provision for income taxes	1,113,523	1,706,489
Net income	$4,352,331	$3,844,290

Earnings per common share (basic and diluted)	$0.95	$0.84

BALANCE SHEET DATA
(condensed)

	December 31,
	2018	2017

Current assets	$11,687,100	$11,850,522
Property, plant, and equipment (net of depreciation)	827,925	942,887
Other assets (net)	29,647	59,471
Total assets	12,544,672	12,852,880

Current liabilities	1,366,151	1,422,383
Deferred income taxes (net)	253,583	33,855
Total Liabilities	1,619,734	1,456,238

Stockholders’ equity	10,924,938	11,396,642
Total liabilities and stockholders’ equity	$12,544,672	$12,852,880